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                     August 19, 2022

       Daniel Bass
       Chief Financial Officer
       Fortress Value Acquisition Corp. III
       1345 Avenue of the Americas
       New York, NY 10105

                                                        Re: Fortress Value
Acquisition Corp. III
                                                            Form 10-K for the
year ended December 31, 2021
                                                            Filed March 30,
2022
                                                            File No. 001-39839

       Dear Daniel Bass:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Alex Gillette